Exhibit 10.b.

                          FEDERAL SIGNAL CORPORATION
                  Corporate Management Incentive Bonus Plan



The incentive bonus plan has been established to provide an incentive to key corporate officers and management employees of Federal Signal Corporation to attain the highest performance possible in each year. The plan provides key executives with an opportunity to add to their total annual compensation, if the corporation attains prescribed levels of return on capital and increases in net income and the participant fulfills agreed upon objectives during the year. The details of the plan follow.

I.     Incentive bonus calculations

  A)   Target bonus

       A  target  bonus  amount  will  be   established   for  each  plan
       participant in the plan. This target bonus amount will be based upon a specified percentage of the participant's salary.

  B)   Bonus goals

       1) Sixty percent (60%) of the bonus amount will be based on corporate return on capital (ROC). For this purpose, ROC is defined as the percent of pre-tax, pre-bonus income excluding
           unusual or  extraordinary  items  (see   Section  IID5)   plus
           interest on long-term debt divided by the year's monthly average of the sum of stockholders' equity plus long-term debt. With regard to this portion of the bonus determination, each participant's bonus will be subject to calculation in accor-dance with the scale on Attachment A for total corporate per-formance.

       2) Twenty-five percent (25%) of the bonus amount will be based on the corporation's increase in net income for the year over the prior year's net income. For this calculation, "net income" is defined by generally accepted accounting principles subject to inclusion or exclusion of unusual or extraordinary items as decided by the President. With regard to this portion of the bonus determination, each participant's bonus will be subject to calculation in accordance with the scale on Attachment B for total corporate performance.

       3) Fifteen percent (15%) of the bonus amount is discretionary based on an evaluation of the participant's performance. (See
           Section IIC) This part of your bonus also constitutes payment for any unused vacation and by accepting the bonus payment you waive any claims for payment for unused vacation. With regard to this portion of the bonus determination, each participant's bonus will be subject to paragraph II.C. below.

II.    Administration

  A)   Selection of participants and bonus level

       Selection of corporate participants and bonus levels will be made by the President of the corporation. The Compensation/Stock Option Committee of the Board of Directors will review and give approval for recommended material changes to the plan as submitted.

  B)   Determination of bonus award

       Following the completion of the year-end audit, the actual bonus for each participant will be calculated as follows:

       1) Multiply the applicable target bonus by the respective bonus factor as determined by Attachments A and B.

       2) The discretionary award factor will be determined in accordance with II.C. below by the employee's supervisor (which in turn requires "one-over-one" approval) or by the President, if applicable. The discretionary target bonus will then be multiplied by the discretionary award factor.
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  C)   Determination of discretionary award

       Each participant will be evaluated against the following criteria:

       1)  General performance of the participant's responsibilities.

       2)  Meeting the participant's objectives and/or priorities.

       3) Evaluation of initiative, attitude, and dedication to the company.

       4)  Management development of self and subordinates.

       5)  Professional and personal conduct.

       The President, in his sole discretion, will have final approval of the participant's discretionary bonus payment.


  D)   Other considerations

       1) Bonus awards will be paid only to participants who are actively employed as of the bonus payment date.

       2) In the event of the retirement of a participant during the management incentive bonus plan year, the amount of bonus award will be based on the full year results with credit for the number of completed months worked as a percent of the full plan year.

       3) The addition of new participants, including new employees to the plan during the year, and the bonus levels for those individuals, must be approved, in writing, by the President. Any changes for participants regardless of the reason, (promotion, change of responsibility, upgrading of salary in the same position) must also be approved by the President. Approval, in writing, in any case must be obtained prior to communication to the individual concerned.

       4) Unless otherwise approved by the President, in writing, this incentive bonus plan will be the sole incentive plan under which participants included in this plan may participate.

       5) Pre-tax, pre-bonus income as used in Section I.B.1 will be inclusive of any changes in reserves, but will exclude any capital gains or losses and other unusual gains or losses such as proceeds of fire or casualty insurance or changes in accounting practices. In cases of uncertainty, the decision of the President will be final.